Exhibit 4.22

1. Date of Agreement Vessel's Name:	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: "SHIPMAN 98" Part I
2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry)(Cl. 1)

Name	Name
TMS OFFSHORE SERVICES LTD.

Place of registered office	Place of registered office
Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

Law of Registry	Law of Registry
Republic of Marshall Islands
4. Day and year of comencement of Agreement (Cl. 2) DATE OF PRESENT AGREEMENT AS PER BOX 1
5. Crew Management (state "yes" or "no" as agreed) (Cl. 3.1) YES	6. Technical Management (state "yes" or "no" as agreed) (Cl. 3.2) YES
7. Commercial Management (state "yes" or "no" as agreed) (Cl. 3.3) YES	8. Insurance Arrangements (state "yes" or "no" as agreed) (Cl. 3.4) YES
9. Accounting Services (state "yes" or "no" as agreed) (Cl. 3.5) YES	10. Sale or Purchase of the Vessel (state "yes" or "no" as agreed) (Cl. 3.6) YES
11. Provisions (state "yes" or "no" as agreed) (Cl. 3.7) YES	12. Bunkering (state "yes" or "no" as agreed) (Cl. 3.8) YES
13. Chartering Services Period (only to be filled in if "yes" stated in Box 7) (Cl. 3.3(i)) Ten Years from date indicated in Box 4	14. Owners' Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) 6.3(ii)
15. Annual Management Fee (state annual amount) (Cl. 8.1) As per Agreement dated 9th December 2016 between Inter alia the Managers and Dryships Inc.	16. Severance Costs (state maximum amount) (Cl. 8.4(ii)) As per applicable Collective Bargaining Agreement (CBA)
17. Day and year of termination of Agreement (Cl. 17) Ten Years from date indicated in Box 4	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19) 19.1
19. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20)
20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)
TMS OFFSHORE SERVICES LTD. Athens Shipmanagement Office
11 Fragkokklisias Street, 151 25 Marousi
Tel: +30 216 2002900
Email: operations@tms-offshore.com

It is mutually agreed between the party slated in Box 2 and the party slated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel), "B" (Details of Crew) and "C" (Budget) and "D" (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C" and "D" shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

ANNEX "A" (DETAILS OF VESSEL OR VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT – CODE NAME: "SHIPMAN 98"

Date of Agreement:
Name of Vessel(s):
Particulars of Vessel(s)

ANNEX "B" (DETAILS OF CREW) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT – CODE NAME: "SHIPMAN 98"

Date of Agreement:
Details of Crew:
N/A

~~Numbers~~	~~Rank~~	~~Nationality~~

ANNEX "C" (BUDGET) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT – CODE NAME: "SHIPMAN 98"

See Box 15 and Clause 9

Managers' Budget for the first year with effect from the Commencement Date of this Agreement:

DAILY AMOUNT DURING LAY-UP

NOTE:

ANNEX "D" (ASSOCIATED VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT – CODE NAME: "SHIPMAN 98"

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.

Date of Agreement:
Details of Associated Vessels:

PART II
"SHIPMAN 98" Standard Ship Management Agreement

1. Definitions
In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.
"Owners" means the party identified in Box 2.
"Managers" means the party identified in Box 3.
"Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.
"Crew" means the Master, officers and ratings of the numbers, rank and nationality specified in Annex "B" attached hereto.
"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.
"Severance Costs" means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.
"Crew Insurances" means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.
"Management Services" means the services specified in sub- clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.
"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.
"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.
2. Appointment of Managers
With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.
3. Basis of Agreement
Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.
3.1 Crew Management
(only applicable if agreed according to Box 5)
The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:
(i) selecting and engaging the Vessel's Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;
(ii) ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew's tax, social insurance, discipline and other requirements;
(iii) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;
(iv) ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;
(v)  arranging transportation of the Crew, including repatriation;
(vi) training of the Crew and supervising their efficiency;
(vii) conducting union negotiations;
(viii) operating the Managers' drug and alcohol policy unless otherwise agreed.
3.2 Technical Management
(only applicable if agreed according to Box 6)
The Managers shall provide technical management which includes, but is not limited to, the following functions:
(i)  provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;
(ii) arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards  required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all  requirements and recommendations of the classification society;
(iii) Arrangement of the supply of necessary stores, spares and lubricating oil;
(iv) appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;
(v) development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3).
(vi) supervisions of vessels under construction at the specific request of the Owners and after approval by the Owner of the relevant budget submitted by the Managers.
3.3 Commercial Management
(only applicable if agreed according to Box 7)
The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:
(i) providing chartering services in accordance with the Owners' instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.
(ii) arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.
(iii) providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;
(iv) issuing of voyage instructions;
(v) appointing agents;
(vi) appointing stevedores;
(vii) arranging surveys associated with the commercial operation of the Vessel.
3.4 Insurance Arrangements
(only applicable if agreed according to Box 8)
The Managers shall arrange insurances in accordance with

Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.
3.5 Accounting Services
(only applicable if agreed according to Box 9)
The Managers shall:
(i) establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,
(ii) maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.
3.6 Sale or Purchase of the Vessel
(only applicable if agreed according to Box 10)
The Managers shall, in accordance with the Owners' instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same.
3.7 Provisions (only applicable if agreed according to Box 11)
The Managers shall arrange for the supply of provisions.
3.8 Bunkering (only applicable if agreed according to Box 12)
The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel's trade.

4. Managers' Obligations
4.1 The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.
4.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the "Company" as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.
5. Owners' Obligations
5.1 The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.
5.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:
(i)   procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;
(ii)   instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers' safety management system.
5.3 Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the "Company" as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.
6. Insurance Policies
The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:
6.1 at the Owners' expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:
(i) usual hull and machinery marine risks (including crew negligence) and excess liabilities;
(ii) protection and indemnity risks (including pollution risks and Crew Insurances); and
(iii) war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations ("the Owners' Insurances");
(iv)  Freight, Demurrage and Defense Insurance
(v)  Certificate of Financial Responsibility
(vi)  Crew Personal Accident and Sundries Insurance cover
(vii)  Any other insurance required by law
(viii)  Any insurance that can be arranged and not included in the above but is requested by the Owners in writing
6.2 all premiums, deductibles, supplementary calls and/or excess supplementary calls and release calls on the Owners' Insurances are paid promptly by their due date,
6.3 the Owners' Insurances name the Managers and, subject to underwriters' agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:
~~(i)   on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners' Insurances; or~~
(ii) if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances; or
(iii) on such other terms as may be agreed in writing. Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left blank then (i) applies.
6.4 written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.
7. Income Collected and Expenses Paid on Behalf of Owners
7.1 All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.
7.2 All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.
8. Management Fee
8.1(a) The Owners shall pay to the Managers for their services as Managers under this Agreement ~~an annual~~ a daily management fee as stated in Box 15 which shall be payable by equal monthly installments in advance, the first installment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent installments being payable every month.

8.1(b)  The Owners shall place with the Manager for the duration of this Agreement an amount equal to three months of management fee stated in Box 15 as security.
Upon termination of this Agreement, all moneys remaining within the security or any portion thereof, if the amounts due to the Manager pursuant with the obligations set forth in the management agreement and their addenda (if any) is less than the security amount paid as per above shall be returned to the Owner subject to the terms and conditions of this agreement.  It is being understood that in event of default from the part of the Owner is forfeited in favor of the Manager without prejudice to any rights which the Manager may have against the Owner in law or in equity.
8.2 The management fee shall be subject to ~~an annual~~ a review ~~on the anniversary date of the Agreement and the~~ for each calendar year and will be automatically adjusted to the Greek CPI index for the previous year.  It is understood that any such increase will not be less than 3% and not more than 5%.  The proposed fee shall be presented in the annual budget referred to in sub-C clause 9.1 clause 9.1
8.3 The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.
8.4 In the event of the appointment of the Managers being terminated for any reason other than clause 18.2 ~~by the Owners or the Managers in accordance with the provisions of Clauses 17 and .18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of~~, the "management fee" shall be payable to the Managers ~~according to the provisions of sub-clause 8.1 shall continue to be payable~~ for a further period of three (3) calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub- clause 3.1:
(i) the Owners shall continue to pay Crew Support Costs during the said further period of three (3) calendar months and
(ii) the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.
8.5 If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.
8.6 Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.  For the avoidance of doubt, it is understood that insurance is charged on a gross rate basis.
8.7 In case of vessels under construction, no management fee will be charged by the Managers until the vessel's delivery to the Owners.  However, inc ase Owners instruct the Managers to supervise vessels under construction as per Clause 3.2(vi) then the Managers will be due an upfront fee equal to 10% of the budget approved by the Owners.  Such fee, will be payable in USD.  For the avoidance of any doubt the rest of the paragraphs of Clause 8 to remain in force.
9. Budgets and Management of Funds
9.1 On or before November 30 of each calendar year ~~T~~the Managers shall present to the Owners ~~annually~~ a budget (see Annex "C") for the following ~~twelve months~~next calendar year in such form as the Owners reasonably require. ~~The budget for the first year hereof is set out in Annex "C" hereto.  Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see~~ Clause 2 ~~and~~ Box 4~~).~~
9.2 The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.
9.3 The Owner shall place with the Manager for the duration of this Agreement an amount equal to three months running expenses as working capital reserve.  For calculation purposes the reserve will be based on the agreed budgeted daily average cost as per the respective management agreement.  Upon termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the Owner subject to the terms and conditions of this agreement. ~~Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers' written request and shall be held to the credit of the Owners in a separate bank account.~~
9.4 The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners ~~monthly~~ on a yearly basis or at such other intervals as mutually agreed.
9.5 Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.
10. Managers' Right to Sub-Contract
The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned in sub- clause 3.1 ~~without the prior written consent of the Owners which shall not be unreasonably withheld~~. In the event of such a sub- contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.
11. Responsibilities
11.1 Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.  For the avoidance of any doubt financial force majeure does not apply.
11.2 Liability to Owners  - (i) Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the  Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.
(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11. XXX
11.3 Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub- clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.
11.4 "Himalaya" - It is hereby expressly agreed that no employee or agent of the Managers (including every sub- contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.
12. Documentation
Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners' request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Managers need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.
13. General Administration
13.1 The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.
13.2 The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.
13.3 The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.
13.4 The Owners shall arrange for the provision of any necessary guarantee bond or other security.
13.5 Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.
14. Auditing
The Managers shall at all times maintain and keep true and correct accounts in accordance with sound accounting practice and an adequate and effective system of internal controls and procedures and shall make the same available for permit the inspection and auditing by the Owners at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.
15. lnspection of Vessel
The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.
16. Compliance with Laws and Regulations
The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel's flag, or of the places where she trades.
17. Duration of the Agreement
This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall automatically renew for a five-year period and shall thereafter be extended in additional five-year increments if notice of termination is not provided by the Owners in the fourth quarter of the year immediately proceeding the end of the respective term. ~~continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of  two twelve months from the date upon which such notice was given.~~
18. Termination
18.1 Owners' default
(i) The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the Owners of any associated vessel, details of which are listed in Annex "D", shall not have been received in the Managers' nominated account within ten (10) running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.
(ii) If the Owners:
(a) fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or
(b) proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade  running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.
18.2 Managers' Default
If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect        by notice in writing.

18.3 Extraordinary Termination
This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.
18.4 For the purpose of sub-clause 18.3 hereof
(i)  the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;
(ii) the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.
18.5 This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.
18.6 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.
18.7 Termination After Change or Control
This Agreement will terminate automatically immediately after a change of control (as defined below) of the Owners and/or of the Owners ultimate parent. Upon such termination, the Owners will be required to pay the Manager the Termination Payment in a single installment.
For the purpose of this Agreement "Change of Control" means the occurrence of any of the following:
(i) The acquisition by any individual, entity or group beneficial ownership of fifty (50) percent (%) or more of either (A) the then-outstanding shares of stock of the Owner and/or the Owners ultimate parent or (B) the combined voting power of the then-outstanding voting securities of the Owner and/or the Owners ultimate parent entitled to vote generally in the election of directors;
(ii) The consummation of a reorganization, merger or consolidation of Owner and/or the Owners ultimate parent or the sale or other disposition of all or substantially all of the assets of Owner and/or Owners ultimate parent.
(iii) The approval by the shareholders of Owner and/or the Owners and/or the Owners ultimate parent of a complete liquidation or dissolution of Owner and/or the Owners ultimate parent.
19. Law and Arbitration
19.1 This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In cases where neither the claim nor any counterclaim exceeds the sum of USD50.000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
19.2 This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.
In cases where neither the claim nor any counterclaim  exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.
19.3 This Agreement shall be governed by and construed  in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.
19.4 If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause shall apply.
Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.
20. Notices
20.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.
20.2 The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.
21. Other Fees
21.1 Incentive Fee
At their sole discretion the Owners on an annual basis in order to provide the Managers with a performance incentive, may make a payment to the Managers of an incentive fee in addition to the management fee.
21.2 Chartering
One and a quarter per cent (1.25%) of all monies earned by the Vessel.  Such fee will be payable in USD.  For the avoidance of any doubt and regardless of Clause 8.5, chartering commissions shall survive the termination of this agreement under all circumstances until the termination of the charter party in force at the time or termination of any other employment arranged previous to the termination date.
21.3 Sale and Purchase
One percent (1%) of any sale of the Vessel uncluding 1% for the initial purchase of the Vessel, including vessels under construction.  Such fee will be payable in USD.